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                                                                     EXHIBIT 5.1

                                   May 3, 2004

Weyerhaeuser Company
33663 Weyerhaeuser Way South
Federal Way, Washington  98003

Ladies and Gentlemen:

      This opinion is being rendered in connection with (i) the authorization and issuance by Weyerhaeuser Company (the "COMPANY") of up to 14,500,000 of the Company's Common Shares, par value $1.25 per share (the "FIRM SHARES"), together with up to an additional 2,175,000 of the Company's Common Shares, par value $1.25 per share (the "ADDITIONAL SHARES," and together with the Firm Shares, the "SHARES") if and to the extent the underwriters exercise an over-allotment option granted to them by the Company, which Shares have been registered under the Securities Act of 1933, as amended (the "ACT") pursuant to the Registration Statement on Form S-3, File No. 333-104752 (the "REGISTRATION STATEMENT"), as subsequently amended and declared effective by the Securities and Exchange Commission (the "COMMISSION") on August 5, 2003 and (ii) the preparation and filing with the Commission of a prospectus supplement to the Registration with respect to the Shares (the "PROSPECTUS SUPPLEMENT").

      We have examined the Registration Statement, the Prospectus Supplement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion. In making our examination, we have assumed (i) all signatures on documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, (iii) all documents submitted to us as certified or photostatic copies conform with the original copies of such documents, and (iv) the truth, accuracy, and completeness of the information, representations, and warranties contained in the documents and records we have examined.

      On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that, when the following events have occurred:

      (a) the filing and continued effectiveness of the Registration Statement and any amendments and/or prospectus supplements thereto, including the Prospectus Supplement,

      (b) due execution by the Company and registration by its registrar of the Firm Shares and, to the extent the underwriters exercise their over-allotment option, the Additional Shares,

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      (c)   the offering and sale of the Firm Shares and, to the extent the underwriters exercise their over-allotment option, the Additional Shares, as contemplated by the Registration Statement and the Prospectus Supplement, and

      (d) receipt by the Company of the consideration required for the Firm Shares and, to the extent the underwriters exercise their over-allotment option, the Additional Shares, to be sold by the Company as contemplated by the Registration Statement and the Prospectus Supplement,

the Firm Shares and, to the extent the underwriters exercise their over-allotment option, the Additional Shares, will be duly authorized, validly issued, fully paid and non-assessable.

      This opinion is being furnished for filing as an exhibit to the Company's current report on Form 8-K to be filed on May 3, 2004. Additionally, we hereby consent to the reference to Perkins Coie LLP under the caption "Legal Matters" in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                           Very truly yours,



                                           /s/ Perkins Coie LLP


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